Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 25, 2012
Contact: Keith Schroeder
Chief Financial Officer
(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS RECORD QUARTERLY
CONVERTED PRODUCT SHIPMENTS AND 2012 FIRST QUARTER RESULTS

PRYOR, OKLAHOMA (April 25, 2012) – Orchids Paper Products Company (NYSE Amex: TIS) today reported first quarter 2012 financial results.

Summary:

•
Converted product shipments reached record levels and increased for the fifth consecutive quarter.  Shipments for the first quarter of 2012 were 1,864,000 cases, 15,000 cases, or 1%, higher than the previous record set in the fourth quarter of 2011.

•	Net sales of converted product in the first quarter of 2012 were $23.6 million, an increase of $5.6 million, or 31%, over the prior year quarter.
•	Total net sales in the first quarter of 2012 increased 13% to $25.7 million, compared with $22.7 million in the same period in 2011.
•	First quarter 2012 net income was $2.5 million, an increase of $1.9 million compared with $620,000 of net income in the same period of 2011.
•	Diluted net income per share for the first quarter 2012 was $0.32 per diluted share compared with $0.08 per diluted share in the same period in 2011.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are pleased to announce very solid results in the first quarter of this year as we continue to build momentum in our converted product business.  Increased converted product shipments, continued improvement in our manufacturing operations and lower raw material costs all contributed to a diluted earnings per share improvement of $0.24, or 300%, over the prior year quarter.  The establishment of a new quarterly converted product shipment record during a quarter that is traditionally our seasonally slowest is a testament to the continued efforts of our organization to provide high quality, competitively priced products to our customers.    This marks the fifth consecutive quarter of increased converted product shipments.  Fiber prices increased somewhat during the quarter but were approximately 36% below the peak prices paid during the third quarter of 2011.”

Mr. Snyder added, “Our order book remains strong and significant new business opportunities are active.  As a result, we are positive about the outlook for the company.”

Three-month period ended March 31, 2012

Net sales in the quarter ended March 31, 2012 were $25.7 million, an increase of $3.1 million, or 13%, compared to $22.7 million in the same period of 2011.  Net sales of converted product were $23.6 million in the 2012 quarter, favorable by $5.6 million, or 31%, compared to the $18.0 million of net sales in the same quarter last year.  Net sales of parent rolls were $2.1 million in the first quarter of 2012, a decrease of $2.6 million, or 55%, compared to $4.7 million of parent roll sales in the same quarter last year.  The increase in converted product sales resulted from a 33% increase in converted product tonnage shipped partially offset by a 1% decrease in net selling price per ton.  The increase in shipments was due to a combination of new product sales which were primarily in the mid-tier market, and increased product distribution with existing customers. Net sales of parent rolls were lower primarily due to the increased requirements of the converting operations, being somewhat offset by higher selling prices.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended March 31, 2012 was $5.7 million, an increase of $2.8 million, or 97%, compared to $2.9 million in the same period in the prior year.  As a percent of net sales, EBITDA was 22.0% in the 2012 quarter compared with 12.7% in the 2011 quarter.

Gross profit for the first quarter of 2012 was $6.1 million, an increase of $3.4 million, or 126%, when compared with a gross profit of $2.7 million in the prior year quarter.  Gross profit as a percent of net sales was 23.8% in the first quarter of 2012 compared to 11.9% for the same period in 2011.  As a percent of net sales, gross profit increased primarily due to increased levels of converted product shipments, lower fiber prices, and lower per case converting production costs.

Converted product sales increased as a percent of overall sales, which had a positive effect on overall gross profit because converted product sales generally provide a higher gross profit margin than parent roll sales.  Converting production costs were lower as a percentage of sales due to the increased converted product volumes during the quarter and due to improved efficiencies.  Cost per ton of fiber in the first quarter of 2012 was 25% lower than the costs incurred in the same quarter of 2011, resulting in a reduction in cost of sales of approximately $1.3 million.

Selling, general and administrative expenses in the first quarter of 2012 totaled $2.3 million, an increase of $707,000, or 45% compared to $1.6 million incurred in the same quarter of 2011.  As a percent of net sales, selling, general and administrative expenses increased to 8.9% for the quarter ended March 31, 2012, compared to 7.0% in the prior year quarter.  Selling, general and administrative expense increased primarily due to increased legal and professional fees, higher commission expense due to the higher level of converted product sales, increased bonus accruals under our incentive bonus plan and higher artwork and packaging related expenditures.

Interest expense for the first quarter of 2012 totaled $107,000 compared to interest expense of $249,000 in the same period in 2011.  The lower level of interest expense resulted from the effects of the refinancing of the Company’s credit facility in April 2011, which lowered borrowing levels and interest rates.

As of March 31, 2012, the effective tax rate for the full year is estimated to be 32.7%.

Total debt outstanding as of March 31, 2012 was $17.1 million and the total of cash and short-term investments stood at $7.8 million.  As a result, net debt outstanding as of March 31, 2012 was $9.3 million.

On March 28, 2012, the Company paid dividends totaling $1.5 million, or $0.20 per share, to stockholders of record as of March 19, 2012.

Conference Call/Webcast

The Company will hold a teleconference to discuss its first quarter financial results at 10:00 a.m. (ET) on Thursday, April 26, 2012.  All interested parties may participate in the teleconference by calling 800 688 0796 and providing pass code 128 715 57.  A question and answer session will be part of the teleconference’s agenda.  Those intending to access the teleconference should dial in fifteen minutes prior to the start.  The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.”  A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company.  The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity.  EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.  Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP.  Net Debt represents total debt outstanding reduced by cash and short-term investments on hand.  Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties.  The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 7, 2012.

The Company’s actual results may be materially different from what it expects.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market.  From its operations in north east Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments.  The Company provides these products to retail chains throughout the United States    For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company

Selected Financial Data

(In thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Converted Product Net Sales	$ 23,605	$ 17,984
Parent Roll Net Sales	2,122	4,691
Net Sales	25,727	22,675
Cost of Sales	19,594	19,967
Gross Profit	6,133	2,708
Selling, General and Administrative Expenses	2,287	1,580
Operating Income	3,846	1,128
Interest Expense	107	249
Other Income, net	(7)	(9)
Income Before Income Taxes	3,746	888
Provision for Income Taxes	1,224	268
Net Income	$ 2,522	$ 620
Average number of shares outstanding, basic	7,532,327	7,488,183
Average number of shares outstanding, diluted	7,855,194	7,712,613
Net income per share:		
Basic	$ 0.33	$ 0.08
Diluted	$ 0.32	$ 0.08
Cash dividends paid	$ 1,507	$ 749
Cash dividends per share	$ 0.20	$ 0.10
Operating Data:		
Total Tons Shipped	13,469	13,628
Net Selling Price per Ton	$ 1,910	$ 1,664
Total Paper Cost per Ton Consumed	$ 732	$ 819
Total Paper Cost	$ 10,250	$ 11,161
Cash Flow Data:		
Cash Flow Provided by (Used in):		
Operating Activities	$ 4,712	$ 4,363
Investing Activities	$ (4,505)	$ (717)
Financing Activities	$ (1,770)	$ (3,783)

Balance Sheet Data:	As of March 31, 2012	As of December 31, 2011
Cash	$ 2,734	$ 4,297
Accounts Receivable, net	7,744	6,939
Inventory, net	8,538	7,811
Short-Term Investments	5,019	2,019
Income Taxes Receivable	285	285
Other Current Assets	854	1,278
Property Plant and Equipment	121,358	119,853
Accumulated Depreciation	(29,383)	(27,568)
Net Property Plant and Equipment	91,975	92,285
Other Long Term Assets	53	54
Total Assets	$ 117,202	$ 114,968
Accounts Payable	$ 3,560	$ 3,520
Accrued Liabilities	4,182	2,615
Total Debt	17,095	17,383
Deferred Income Taxes	18,600	18,801
Total Stockholders' Equity	73,765	72,649
Total Liabilities and Stockholders' Equity	$ 117,202	$ 114,968

Non-GAAP Measurements

EBITDA Reconciliation:	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Net Income	$ 2,522	$ 620
Plus: Interest Expense	107	249
Plus: Income Tax Expense	1,224	268
Plus: Depreciation	1,815	1,736
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$ 5,668	$ 2,873

Net Debt Reconciliation:	As of March 31, 2012	As of December 31, 2011
Current Portion Long Term Debt	$ 1,152	$ 1,152
Long-Term Debt	15,943	16,231
Total Debt	17,095	17,383
Less Cash	(2,734)	(4,297)
Less Short-Term Investments	(5,019)	(2,019)
Net Debt	$ 9,342	$ 11,067